Exhibit 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Saba Software, Inc. of our report dated March 14, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Centra Software, Inc., which appears in the Annual Report on Form 10-K of Centra Software, Inc. for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2005